a21 Names Thomas Costanza as Vice President and CFO

Jacksonville, FL, -- January 9, 2006 -a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, announced today the appointment of Thomas Costanza as Vice President and Chief Financial Officer. He is also Executive Vice President and Chief Financial Officer of a21's largest operating subsidiary, SuperStock, Inc.

Mr. Costanza joins a21 from Florida-based AMCO Water Metering, a leading global provider of flow measurement instrumentation and subsidiary of a $1.2 billion global NYSE-traded corporation, where he served as Chief Financial Officer and interim President, and arranged for the sale of the company to a private equity group.

“Tom is a skilled and experienced executive with an impressive record in achieving key success and growth accomplishments in dynamic, global, largely public company settings,” said Albert H. Pleus, a21 Chairman and CEO. “a21 should benefit greatly from his strategic and financial management ability and in-depth knowledge of the public markets and SEC compliance as we move forward with our growth and profitability objectives.”

Mr. Costanza has more than 15 years of finance, accounting, and audit experience. He began his career with Ernst & Young LLP before serving in various senior finance roles at primarily public companies including as VP and Corporate Controller of Lindsay Manufacturing Company, a $200 million NYSE traded company prior to his CFO (and interim President) role at AMCO. He received a B.S. degree in accounting from the Florida State University before passing the CPA exam.

About a21

a21 (www.a21group.com) is a leading online digital content marketplace for the professional creative community. Through SuperStock (www.superstock.com; www.superstock.co.uk) and Ingram Publishing (www.ingrampublishing.com; www.ingramstock.com), its most recent acquisition, a21 delivers high quality images and exceptional customer service. a21 and its companies provide a whole new level of image access to photographers, artists, photography agencies and other customers, offering a valuable and viable choice in the stock image industry.

Media Contact Steven Blinn BlinnPR 212.675.4777 steven@blinnpr.com	Investor Relations Contact Dennis Early CEOcast 212.732.4300 dearly@ceocast.com

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.’s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.’s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.’s management.